Exhibit 99.1
        NEWS RELEASE

Contacts:    Trey Stolz, VP Investor Relations
Basic Energy Services, Inc.
817-334-4100

Jack Lascar/ Kaitlin Ross
Dennard-Lascar Investor Relations
713-529-6600

BASIC ENERGY SERVICES ANNOUNCES APPOINTMENT OF DAVID SCHORLEMER AS CHIEF FINANCIAL OFFICER

FORT WORTH, Texas - August 14, 2018 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced the appointment of David Schorlemer as Senior Vice President and Chief Financial Officer. Mr. Schorlemer is an accomplished professional with two decades of experience in senior level positions with public and private companies spanning such areas as finance, technology, business process systems integration, growth acquisitions, strategic and organizational planning and capital markets transactions, among others. In his role as Senior Vice President and Chief Financial Officer, he will be responsible for overseeing and managing all of Basic’s finance, technology and accounting responsibilities. Mr. Schorlemer’s appointment will be effective August 27, 2018.

“With David joining our team, we are adding a talented and experienced individual with a unique background in finance, technology, organic and acquisition growth, strategic planning and capital markets transactions,” said Roe Patterson, Basic’s President and Chief Executive Officer.  “As we continue to grow our business and implement our strategic initiatives, David’s extensive industry knowledge and financial management experience will prove valuable.” Concerning Mr. Krenek’s retirement Patterson stated, “It has been a pleasure to work with Alan over the last 12 years. We thank him for his years of steadfast service to the company and we wish him the very best in his retirement.”
Mr. Schorlemer is replacing Alan Krenek, who retired as the Company’s Senior Vice President, Chief Financial Officer, Treasurer and Secretary, effective August 15, 2018.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs more than 4,100 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.